EXHIBIT 99.1

News Release

NATIONAL PENN BANCSHARES, INC. REPORTS TERMINATION OF MEMORANDUM OF UNDERSTANDING

BOYERTOWN, Pa., July 28, 2011 - - National Penn Bancshares, Inc. (Nasdaq: NPBC) reported that its banking subsidiary, National Penn Bank, and the Office of the Comptroller of the Currency, the Bank’s primary Federal bank regulator, have terminated the informal Memorandum of Understanding (MOU) entered into on January 27, 2010, as well as the related individual minimum capital requirements (IMCR).

“We at National Penn are extremely pleased that the strength of our balance sheet and strong earnings trends have allowed us to resolve this matter on an expedited basis.  The sense of urgency and heightened level of accountability of our team members was outstanding,” commented Scott V. Fainor, President and CEO.  “We are well positioned for future opportunities to grow National Penn.”
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About National Penn Bancshares, Inc.

National Penn Bancshares, Inc., with approximately $9 billion in assets, is a bank holding company based in Pennsylvania.  Headquartered in Boyertown, National Penn operates 123 branch offices comprising 122 branches in Pennsylvania and one branch in Maryland through National Penn Bank and its HomeTowne Heritage Bank, KNBT and Nittany Bank divisions.

National Penn’s financial services affiliates consist of National Penn Wealth Management, N.A., including its National Penn Investors Trust Company division; National Penn Capital Advisors, Inc.;  Institutional Advisors LLC; National Penn Insurance Services Group, Inc., including its Higgins Insurance division; and Caruso Benefits Group, Inc.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC”. Please visit our Web site at www.nationalpennbancshares.com to see our regularly posted material information.

Media Contact:	Catharine Bower,
(610) 369-6618 or Catharine.Bower@nationalpenn.com

Shareholder Contact:	Teresa Steuer,
(610) 369-6291 or Teresa.Steuer@nationalpenn.com